UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 12, 2011

PENGRAM CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-52626	68-0643436
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1200 Dupont Street, Suite 2J
Bellingham, WA	98225
(Address of principal executive	(Zip Code)
offices)

Registrant's telephone number, including area code (360) 255-3436

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01      Entry Into a Material Definitive Agreement.

On May 12, 1011, Pengram Corporation (the “Company”) entered into an amendment to the letter agreement dated April 13, 2011 with Development Resources LLC granting the Company the exclusive right to negotiate the acquisition of 54 mineral claims located in the Long Canyon area of Elko County, Nevada. The Company hopes to reach an agreement within the next week. Development Resources LLC, the owner of the mineral claims, has agreed to extend the exclusivity period under the agreement dated April 13, 2011 for an additional 7 days to permit negotiations to be completed.

Item 2.01      Completion of Acquisition or Disposition of Assets.

The Company has settled approximately $110,000 of outstanding indebtedness of the Company and its wholly-owned subsidiary, Magellan Acquisition Corp. ("Magellan"), by transferring its 209,000 shares of Copper Development Corp. held by Magellan to certain creditors of the Company and Magellan, including $7,923.50 of indebtedness to Richard W. Donaldson, the Company's President, $5,883.00 of indebtedness to Kahala Financial Corp. a company controlled by Mr. Donaldson, $6,174.50 of indebtedness to Don Archibald, a director of Magellan and $291.50 of indebtedness to David K. Ryan, a director of Magellan. For the purposes of the settlement, the shares of Copper Development Corp. were valued based on their trading price on the London AIM Market of approximately $0.55 per share.

Item 9.01      Financial Statements and Exhibits.

(d)      Exhibits

Exhibit Number	Description of Exhibit

10.1	Extension dated May 12, 2011 to Letter Agreement dated April 13, 2011 between Pengram Corporation and Development Resources LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENGRAM CORPORATION

Date: May 16, 2011

	By:	/s/ Richard W. Donaldson
RICHARD W. DONALDSON
President and Chief Executive Officer